EXHIBIT 24.6
POWER OF ATTORNEY
(Annual Report on Form 10-K)
The undersigned, an officer and/or director of Electro Scientific Industries, Inc., constitutes and appoints Edward C. Grady, Paul Oldham and Kerry Mustoe, and each of them, his or her true and lawful attorney and agent to do any and all acts and things and execute in his or her name as an officer or director of the Company the Annual Report on Form 10-K for the year ended March 28, 2015 and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and the undersigned does hereby ratify and confirm all that said attorneys and agents and each of them shall do or cause to be done by virtue hereof. Any one of said attorneys or agents shall have, and may exercise, all powers conferred.
Dated: May 14, 2015

/s/ JON D. TOMPKINS
Jon D. Tompkins